Exhibit 4.4

SUPPLEMENTAL INDENTURE NO. 2 (the “Supplemental Indenture”), dated as of January 22, 2014 between CONSUMER PORTFOLIO SERVICES, INC., a California corporation (the “Obligor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”), to the indenture dated as of September 24, 2010 (the “Indenture”) between the Obligor and the Trustee.

WHEREAS, pursuant to the Indenture, the Obligor, when authorized by resolution of its Board of Directors and the Trustee, without the consent of the Holders, may enter into supplemental indentures for the purpose of amending certain provisions of the Indenture;

WHEREAS, Section 9.1(c) of the Indenture provides that the Obligor and the Trustee may enter into a Supplemental Indenture and amend the Indenture without the consent of any Holder for certain purposes, including, inter alia, to increase the aggregate dollar amount of Securities which may be outstanding under the Indenture;

WHEREAS, the Obligor and the Trustee desire to enter into this Supplemental Indenture in order to increase the aggregate dollar amount of Securities which may be outstanding under the Indenture;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE One

DEFINITIONS

Section 1.01             The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 1.02             For all purposes of this Supplemental Indenture:

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

All references herein to Articles and Sections, unless otherwise specified, refer to all the corresponding Articles and Sections of this Supplemental Indenture.

The terms “herein”, “hereof”, “hereunder” and other words of similar import refer to this Supplemental Indenture.

ARTICLE Two

AMENDMENTS

Section 2.01             Amendment to Section 2.1(a) of the Indenture. The first sentence of Section 2.1(a) of the Indenture is hereby deleted in its entirety and replaced with the following:

“The outstanding aggregate principal amount of Securities to be issued hereunder (absent an amendment to the Registration Statement or to a Post-Effective Amendment) is limited to $94 million, provided, however, that the Company may, without the consent of any Holder, increase such aggregate principal amount of Securities which may be outstanding at any time.”

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ARTICLE Three

MISCELLANEOUS

Section 3.01             Counterparts. This Supplemental Indenture This Supplemental Indenture may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original, but all of which together constitute one and the same agreement.

Section 3.02             GOVERNING LAWS. THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS THEREOF.

Section 3.03             Successors. This Supplemental Indenture shall inure to the benefit of and shall bind the successors, heirs, executors and assigns of the parties hereto.

Section 3.04             Parties Bound. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.05             Trustee Acceptance. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture, as hereby amended, but only upon the terms and conditions set forth in the Indenture, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of its duties and obligations under the Indenture, as hereby amended. Without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of the Obligor, and makes no representations as to the validity or enforceability against the Obligor.

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IN WITNESS WHEREOF, each of the undersigned has caused this Supplemental Indenture to be executed by it or on its behalf as of the year and date first above written.

CONSUMER PORTFOLIO SERVICES, INC., as Obligor

By:	/s/ JEFFREY P. FRITZ
Name:	Jeffrey P. Fritz
Title:	CFO

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ MARTIN REED
Name:	Martin Reed
Title:	Vice President

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